Exhibit 3.1

HILLTOP HOLDINGS INC.

ARTICLES OF AMENDMENT

Hilltop Holdings Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in their entirety the first two sentences of Section 6.1 of Article VI and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 145,000,000 shares of stock, consisting of 125,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), 10,000,000 shares of Special Voting Stock, $.01 par value per share (“Special Voting Stock”), and 10,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $1,450,000.”

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Special Voting Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which 200,000 were classified as Series B Junior Participating Preferred Stock and 114,068 were classified as Non-Cumulative Perpetual Preferred Stock, Series B.  The aggregate par value of all authorized shares of stock having par value was $1,200,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 145,000,000 shares of stock, consisting of 125,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Special Voting Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which 200,000 are classified as Series B Junior Participating Preferred Stock and 114,068 are classified as Non-Cumulative Perpetual Preferred Stock, Series B.  The aggregate par value of all authorized shares of stock having par value is $1,450,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath,

the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 31st day of March, 2014.

ATTEST:		HILLTOP HOLDINGS INC.

/s/ Corey G. Prestidge		By:	/s/ Jeremy B. Ford	(SEAL)
Name:	Corey G. Prestidge		Name:	Jeremy B. Ford
Title:	Secretary		Title:	President and Chief Executive Officer